Exhibit 10.3

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of the date of the last signature below (the “Signing Date”) and shall be deemed effective as of April 1 2023 (the “Effective Date”) by and among Heritage Distilling Company, Inc., a Washington corporation (the “Company”), Heritage Distilling Holding Company, Inc., a Delaware corporation (“HDHC”), and Andrew Varga, (the “Consultant”) contracting under AV Train Consulting, LLC, a Kentucky state limited liability company. Company desires to retain the services of Consultant, and Consultant desires to perform the services described herein, on the terms and conditions set forth in this, Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. CONSULTING SERVICES. During the term of this Agreement, Consultant will provide consulting services for the Company as follows:

1.1 Consulting Services. Consultant is a strategic independent advisor in the beverage community and has agreed to provide the consulting services set forth on Schedule 1 (the “Services”). During the Term of this Agreement, Consultant agrees to provide the Services in exchange for the Consulting Fees described herein. Consultant will perform the Services with due care and diligence, in a timely manner, consistent with industry standards, and in compliance with all applicable laws.

1.2 Other Matters. Consultant shall provide such other information and assistance as may be agreed from time to time between Consultant and the Company.

1.3 Policies. While on the Company’s premises or using the Company’s equipment, Consultant will comply with all applicable policies of the Company relating to business and office conduct, health and safety, and use of the Company’s facilities, supplies, information technology, equipment, networks, and other resources.

2. TERM. Consultant began providing Services to the Company on April 1, 2023. The parties agree that this Agreement will commence on the date hereof and will expire on the date that is twelve (12) months from the date hereof, unless terminated earlier pursuant to this Section 2 or Section 5 (the “Term”). Either of the Company or Consultant may terminate this Agreement at any time by giving the other party fifteen (15) days’ advance written notice. Any extension of the Term will be subject to mutual written agreement between the Consultant and the Company. The Parties acknowledge that Consultant has spent the last several months researching the Company and learning about its products, services, systems, plans and goals, and is now ready to formally enter into this Agreement.

3. COMPENSATION.

3.1 Consulting Fee. The Company shall pay Consultant a monthly rate, which monthly rate shall not exceed $12,500 (the “Monthly Rate”), for all time worked in performance of Services. Consultant will provide invoices to Company at least monthly, and payment will be due to Consultant within thirty (30) days of receipt of each invoice. Schedule 2 attached hereto sets forth the invoices provided to Company and the payments made to Consultant under this Agreement between the Effective Date and the Signing Date. In addition, Consultant will be eligible to earn additional quarterly compensation based on targets and goals set forth in Schedule 2, which may be updated from time to time by both Parties.

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3.2 Equity Awards and / or Stock Options. As of the Effective Date, Consultant does not hold any HDHC equity. Consultant and Company agree that any equity or stock options to be awarded, if any, to Consultant for Consultants work under this Agreement will be awarded after the Company or its parent corporation successfully complete an event that results in the stock of Company or its parent corporation being traded publicly on an open market (NYSE or Nasdaq). This may include Consultant participating in the Company’s Incentive Stock Option Plan to be established after the Public Event and shall be subject to approval of the board.

3.3 Reimbursement of Expenses. The Company will reimburse Consultant for reasonable out-of-pocket costs and expenses incurred in the performance of the Services. Any cost or expense for which Consultant seeks reimbursement that is in excess of two hundred dollars ($200) shall be subject to the prior written approval of the Company. To obtain reimbursement, Consultant shall periodically provide the Company with an itemized list of all costs and expenses incurred by Consultant, together with appropriate invoices therefor and such other evidence of costs and expenses as the Company may reasonably require. The Company shall reimburse Consultant for such costs and expenses within twenty (20) business days of receipt of the materials described in the preceding sentence. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a business day, such payment shall be made on the next succeeding business day.

4. COVENANTS.

4.1 Confidential Information. Consultant shall (i) treat all proprietary or confidential information about or relating to the Company, HDHC, or any of their respective Affiliates (“Confidential Information”) as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, and (ii) use all reasonable efforts to cause its employees, contractors, officers, directors, managers, advisors and other representatives (if any) to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information. Consultant shall not use the Confidential Information of the Company, HDHC or any of their respective Affiliates for any purpose other than in connection with the performance of Consultant’s obligations under this Agreement. If Confidential Information is disclosed or used in violation of this Section 4.1, Consultant shall immediately notify the Company and HDHC in writing and take all reasonable steps required to prevent further disclosure. In addition to all other remedies available to the Company and HDHC at law or in equity, Consultant agrees that the Company, HDHC and their respective Affiliates shall be entitled to equitable relief, including injunctive and specific performance, in the event of any breach of this Section 4.1. If Consultant is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, Consultant shall provide the Company and HDHC with prompt written notice of such request or requirement, which notice shall, if practicable, be at least five (5) business days prior to making such disclosure, so that the Company or HDHC may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 4.1. If, in the absence of a protective order or other remedy or the receipt of such a waiver, Consultant is nonetheless, in the opinion of its counsel, legally compelled to disclose Confidential Information, then Consultant may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that, Consultant uses reasonable efforts to preserve the confidentiality of the Confidential Information. For purposes of this Agreement, “Affiliate” of a person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

4.2 The term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to the public (other than as a result of wrongful disclosure directly or indirectly by the Consultant), (b) was or becomes available to the Consultant from a source other than the Company or HDHC, provided that the Consultant has no reasonable basis for concluding that such information was made available in violation of a confidentiality agreement with the Company or HDHC, (c) is independently developed by the Consultant without violating any of its obligations under this Agreement as demonstrated by Consultant’s contemporaneous business records, (d) is generally made available to third parties by the Company or HDHC without restriction on disclosure, or (e) is disclosed with the prior written consent of the Company or HDHC, as applicable.

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4.3 Intellectual Property Rights. The Company is and will be the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services, including all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein. Consultant agrees that the work product associated with the Services is hereby deemed “work made for hire” as defined in 17 U.S.C. § 101 for the Company and all copyrights therein automatically and immediately vest in the Company. If, for any reason, any work product does not constitute “work made for hire,” Consultant hereby irrevocably assigns to the Company, for no additional consideration, its entire right, title, and interest throughout the world in and to such work product, including all Intellectual Property Rights therein, including the right to sue for past, present, and future infringement, misappropriation, or dilution thereof. To the extent any copyrights are assigned hereunder, Consultant hereby irrevocably waives in favor of the Company, to the extent permitted by applicable Law, any and all claims it may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all work product to which the assigned copyrights apply.

4.4 Company Materials. The Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to Consultant by the Company, or created or developed as a result of the Services (“Company Materials”), including all Intellectual Property Rights therein. All other rights in and to the Company Materials are expressly reserved by the Company.

4.5 Return of Materials. Upon termination of this Agreement, or at any time upon the Company’s request, Consultant shall promptly return to the Company all Company Materials, Confidential Information, equipment, computer hardware and software, data, materials and other property of the Company held by Consultant.

5. DEFAULT AND TERMINATION. Either party may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party Defaults. It shall constitute a “Default” under this Agreement if a party shall commit a material breach of this Agreement, which breach is not cured within thirty (30) days of such party’s receipt of written notice of breach from the other party (unless such matter cannot reasonably be cured within such thirty (30) days period, in which event the matter shall be cured within a reasonable period of time necessary to cure such breach). The termination of this Agreement will terminate (i) Consultant’s obligation to provide the Services, and (ii) the Company’s obligation to pay for the Services performed or expenses incurred after the date of termination.

6. COVENANTS.

6.1 The relationship between the parties established by this Agreement is that of independent contracting parties. This Agreement shall not be construed as creating a partnership arrangement, a joint venture, an employer-employee relationship, or any agency relationship. Consultant shall be responsible for and pay all costs of conducting its business, including the expense and responsibility for any applicable insurance or city, county, state or federal licenses, permits, taxes or assessments of any kind.

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6.2 The parties expressly acknowledge and agree that that Consultant is not an employee of the Company, and that Consultant is furnishing the Services as an independent contractor. None of the benefits provided by the Company to its employees will be provided to Consultant. Consultant is solely responsible for the payment of all federal, state, and local taxes and withholdings. Consultant will be solely responsible for obtaining all business registrations or professional occupation licenses required by state law or local government ordinances for the conduct of the business. Under no circumstances will the Company be responsible for tax withholding, liability and worker’s compensation insurance, or health or other benefits pertaining to Consultant.

6.3 The Company and Consultant agree that Consultant does not have authority to bind Company as its agent, except as may be expressly agreed to by the parties in a separate written agreement. Consultant will not make any representations, or take any actions, that would create the impression that Consultant has authority to bind Company.

7. GENERAL PROVISIONS.

7.1 Specific Performance; Injunction. The Company, HDHC, and Consultant hereby agree that (a) damages may be an inadequate remedy in the event that the terms of this Agreement are breached, and (b) any party may institute and maintain a proceeding to compel specific performance of this Agreement and may seek and obtain injunctive relief from the breach or threatened breach of any provision, covenant or requirement of this Agreement, both in addition to and not in limitation of any other legal remedies which may be available.

7.2 Governing Law; Venue. This Agreement will be governed by the laws of the State of Washington (without regard to its choice-of-law provisions). Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located in Seattle, Washington, and irrevocably agrees to commence and litigate a proceeding only in such courts for purposes of any lawsuit or dispute arising from or relating to this Agreement. Each party agrees that process may be served upon them in any manner authorized by the laws of the State of Washington for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue or process. THE PARTIES EACH WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM, CROSS-COMPLAINT, OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING, OR HEARING BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION THEREWITH.

7.3 Collection and Attorney’s Fees. If this Agreement is placed in the hands of an attorney for collection of any Consulting Fees, by suit or otherwise, or to enforce collection of any Consulting Fees, Company immediately and without demand will pay all costs of collection and litigation together with a reasonable attorney’s fee.

7.4 Other Attorney’s Fees. The prevailing party in any arbitration or litigation concerning this Agreement, other than any action taken pursuant to Section 7.3, is entitled to reimbursement of its court costs and attorney fees by the non-prevailing party, including such costs and fees as may be incurred on appeal or in a bankruptcy proceeding.

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7.5 Further Assurances. Each party shall use all commercially reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to prepare, execute, acknowledge or verify, deliver, and file such additional documents, and take or cause to be taken such additional actions, as any other party may reasonably request to carry out the purposes or intent of this Agreement.

7.6 No Assignments; Successors. This Agreement may not be assigned by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns.

7.7 Invalidity. If any provision of this Agreement or compliance by Consultant, HDHC, or the Company with any provision of this Agreement constitutes a violation of any law, or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which remaining provisions will remain binding on the parties hereto.

7.8 Amendment; Waiver. No modification or amendment of this Agreement will be effective unless it is executed in writing by both parties. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

7.9 Entire Agreement; Modification. This Agreement, together with those documents expressly referred to herein, constitutes the entire agreement among the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

7.10 Independent Activities. Each party may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including but not limited to, the ownership, financing, management, employment by, lending to or otherwise participating in businesses which are similar to the parties’ businesses, and neither party shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits therefrom.

7.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument. In addition, signatures shall be valid, enforceable, and effective as if they were originals if delivered via facsimile, photocopy or digital reproduction or transmission.

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7.12 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on the signature page (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.12).

7.13 Expenses. Each of the Company and Consultant shall bear their own respective costs and expenses, including without limitation all costs and fees of counsel, financial advisors, and accountants incurred in connection with this Agreement, except as expressly set forth in Section 7.3 and Section 7.4.

7.14 Acknowledgment by Consultant. CONSULTANT ACKNOWLEDGES AND AGREES THAT CONSULTANT HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT AND THAT CONSULTANT HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF CONSULTANT’S CHOICE. NEITHER THE COMPANY NOR HDHC HAS OFFERED OR PROVIDED ANY ADVICE TO CONSULTANT REGARDING THIS AGREEMENT OR ANY OTHER AGREEMENTS ENTERED INTO BETWEEN CONSULTANT AND THE COMPANY, HDHC, OR ANY AFFILIATE OF THE COMPANY OR HDHC.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed as of the date first written above.

COMPANY:

HERITAGE DISTILLING COMPANY, INC.

By:	/s/ Justin Stiefel
Name:	Justin Stiefel
Title:	Chief Executive Officer
Date:	April 2, 2023

Address for Notice: 9668 Bujacich Road
Gig Harbor, WA 98332 justin@heritagedistilling.com

HERITAGE DISTILLING HOLDING COMPANY, INC.

By:	/s/ Justin Stiefel
Name:	Justin Stiefel
Title:	Chief Executive Officer
Date:	April 2, 2023

Address for Notice: 9668 Bujacich Road
Gig Harbor, WA 98332 justin@heritagedistilling.com

CONSULTANT:

AV TRAIN CONSULTING LLC

By:	/s/ Andrew Varga
Name:	Andrew Varga
AV Train Consulting LLC
Date:	April 2, 2023

Address for Notice: 7731 Upton Oxmoor LN 202
Louisville, KY 40222

avarga@avtrainconsulting.com

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SCHEDULE 1

SERVICES

●	Acting Chief Revenue Officer

ο	Responsible for consulting on the Company’s wholesale and eCommerce (DtC) activities

ο	Responsible for consulting on marketing activities initiated by the Company, its brands, goods and services

●	Wholesale Responsibilities – Consulting:

ο	on the activities of all wholesale sales employees to ensure maximum performance

ο	on the Company’s sales goals and budgets for Wholesale products

ο	with the National Head of Sales on strategies to open more distribution channels with strategic distribution partners, setting the goals and programs in those territories, and ensuring distributor management and performance

ο	on the Company’s annual, semi-annual and quarterly goals for wholesale products and the sales team

ο	on all aspects of distributor management (including purchasing, inventory management, samples, billbacks, depletion allowances and any other distributor incentive programs) to ensure proper ROI and that all are properly tracked and verified

ο	with Company leadership in making sure the Company’s products are properly posited in the intended market

●	eCommerce (DtC) Consulting Responsibilities – Consulting:

ο	on the the performance of the chosen DtC partner for the Company to ensure seamless customer experience, fulfillment and follow through

ο	with the National Head of Salesto ensure our DtC fulfillment activities is complete and products are in inventory

ο	on the review and test of methods for DtC marketing to increase sales of Company products through this channel

ο	on the marketing tools and resources to ensure they are aligned to maximize revenue and exposure through this channel

ο	With the leadership team to determine when SKUs should be added or removed from the channel based on data

●	Marketing Responsibilities – Consulting:

ο	By directing the marketing team to ensure proper resources are being allocated to the Company’s broader image, products and services

ο	with Company leadership on marketing themes and campaigns to ensure they are designed to meet the objectives of the product or service

ο	to ensure that the proper resources are being put into the proper products or services

ο	to ensure that the marketing department is adequately supporting the needs of the Company’s own retail stores, working with the Company executive tasked with overseeing those operations

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●	Company Product Objectives

ο	Work with the Company leadership team to constantly evaluate the Company’s products for relevance in the market

ο	Assist the Company in finding trusted 3rd parties to evaluate Company’ products for flaws, improvements or proper placement in the market

●	TBN Experience – Consulting:

ο	Consult with Company leadership to help perfect the tasting room experience and back-office support for multiple Tribally owned production and retail operations

●	Strategic Planning

ο	Help Company leadership establish a long-term strategic plan to maximize shareholder value

●	Other services as mutually agreed to by the parties in writing

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SCHEDULE 2

PAYMENTS

●	Monthly Consulting Fee = $12,500 beginning April 1, 2023

●	Incentive Compensation as follows

ο	Up to $3,500 / month

ο	Paid out on a quarterly basis, based on Wholesale activities, to be developed and approved by the parties for the following metrics:

●	Wholesale case volume targets (9L case equiv.)

●	New Points of Distribution (PODs)

●	Reorder Rate at Existing PODs

●	Overall Wholesale Revenue (excluding eCommerce DtC and contract production work)

●	Gross Profit Mix of Wholesale Revenue

ο	Up to $1,500 / month

ο	Paid out on a quarterly basis, based on eCommerce DtC activities, to be developed and approved by the parties for the following metrics:

●	Case volume targets (9L case equiv.)

●	Overall DtC Revenue through Speakeasy

●	Number of transactions closed

ο	Up to $15,000 / year

ο	Paid out at the end of a calendar year for overall marketing efforts for the Company and its brands - metrics to be developed and approved by the parties for the following metrics:

●	Growth of the Company profile and / or product sales relative to the growth in direct marketing spend (ie, are we growing sales or recognition at a faster rate than the rate of increase in marketing spend)

●	Consumer behavior measurements

●	Return on Marketing Spend / Investment

●	Digital – consumer acquisition across social media, Internet, DtC, etc

●	Likes

●	Positive comments

●	Consumer engagement

●	Company or product mentions, features or focus articles in respected industry publications, blogs or other media outlets as a direct result of Consultants efforts

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